                                         ---------------------------------------
                                                                    OMB APPROVAL
                                                           OMB Number: 3235-0145
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                                                    hours per response. . . 14.9

                                         ---------------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934



                                 At Road, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  04648K 10 5
-------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [_]      Rule 13d-1(d)


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

------------------------------                        ------------------------
  CUSIP NO. 04648K 10 5                                  Page 2 of 15 Pages
           ------------                                      ---  ----
------------------------------                        ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ABS Capital Partners III, L.P.
      06-1529414
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,880,769 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,880,769 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,880,769 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13G

------------------------------                        ------------------------
  CUSIP NO. 04648K 10 5                                  Page 3 of 15 Pages
           ------------                                      ---  ----
------------------------------                        ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ABS Capital Partners III, L.L.C.
      06-1529413
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,880,769 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,880,769 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,880,769 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      PN
------------------------------------------------------------------------------

                                 SCHEDULE 13G

------------------------------                        ------------------------
  CUSIP NO. 04648K 10 5                                  Page 4 of 15 Pages
           ------------                                      ---  ----
------------------------------                        ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Donald B. Hebb, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,880,769 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,880,769 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,880,769 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13G
------------------------------                  ------------------------------
  CUSIP No. 04648K 10 5                           Page 4 of 15 Pages
           ---------------                            ---  ----
------------------------------                  ------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Timothy T. Weglicki
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,880,769 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,880,769 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,880,769 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13G
------------------------------                  ------------------------------
  CUSIP No. 04648K 10 5                           Page 5 of 15 Pages
           ---------------                            ---  ----
------------------------------                  ------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Frederick L. Bryant
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,880,769 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,880,769 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,880,769 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13G
------------------------------                  ------------------------------
  CUSIP No. 04648K 10 5                           Page 6 of 15 Pages
           ---------------                            ---  ----
------------------------------                  ------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      John D. Stobo, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,880,769 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,880,769 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,880,769 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------

                                 SCHEDULE 13G
------------------------------                  ------------------------------
  CUSIP No. 04648K 10 5                           Page 7 of 15 Pages
           ---------------                            ---  ----
------------------------------                  ------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Andrew T. Sheehan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,880,769 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          2,880,769 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,880,769 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      IN
------------------------------------------------------------------------------


                                                                SCHEDULE 13G

-------------------------------------------------------                                   ------------------------------------------

CUSIP No.            04648K 10 5                                                          Page       8      of       15      Pages
           --------------------------------------                                               ----------     -------------
-------------------------------------------------------                                   ------------------------------------------

Item 1(a)         Name of Issuer:
---------         --------------

                  At Road, Inc.

           (b)    Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  47200 Bayside Parkway
                  Fremont, CA  94538

Item 2(a):                                  Item 2(b):                       Item 2(c):
---------                                   ---------                        ---------

Name of Persons Filing:                      Address:                        Citizenship or Place of Organization:
----------------------                       -------                         ------------------------------------

ABS Capital Partners III, L.P.               1 South Street                  Delaware
("ABS Capital"), a Delaware                  Baltimore, MD  21202
limited partnership

ABS Capital Partners III, L.L.C.             1 South Street                  Delaware
("ABS Partners"), a Delaware limited         Baltimore, MD  21202
liability corporation and the sole
general partner of ABS Capital

Donald B. Hebb, Jr.,                         1 South Street                  United States
Frederick L. Bryant,                         Baltimore, MD  21202
Timothy T. Weglicki,
John D. Stobo, Jr., and
Andrew T. Sheehan; members
of ABS Partners (the "Managing
Members")

Item 2(d):        Title of Class of Securities:
---------         ----------------------------

                  Common stock, par value $.0001 per share

Item 2(e):        CUSIP Number:
---------         ------------

                  04648K 10 5

Item 3:           Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):
------            ----------------------------------------------------------------------------------------------

                  Not applicable.


                                                          SCHEDULE 13G

-------------------------------------------------------                                   ------------------------------------------

CUSIP No.            04648K 10 5                                                          Page       9      of      15      Pages
           --------------------------------------                                               ----------     ------------
-------------------------------------------------------                                   ------------------------------------------

Item 4:           Ownership:
------            ---------

                  (a)      Amount Beneficially Owned:

                           ABS Capital beneficially owns 2,880,769 shares (the "Shares") of common stock as of December 31, 2000.
                           ABS Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through ABS Partners as the sole general partner of ABS Capital. ABS Partners, as the general partner of
                           ABS Capital, may be deemed to beneficially own the Shares. The Managing Members have the power over all voting and investment decisions of ABS Partners and therefore may be deemed to share beneficial ownership of the Shares. Each of the Managing Members and ABS Partners expressly disclaims beneficial ownership of the Shares.

                  (b)      Percent of class:

                           The Shares represent 6.3% of the outstanding common stock (based on 46,042,729 shares of common stock outstanding as of November 8, 2000).

                  (c)      Number of shares to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    Each of ABS Capital, ABS Partners and the Managing Members has sole power to vote or to direct the vote of 0 shares.

                           (ii)     Shared power to vote or to direct the vote:

                                    ABS Capital, ABS Partners and each of the Managing Members have shared power to vote or direct the vote of 2,880,769 shares.

                           (iii)    Sole power to dispose or to direct the disposition of:

                                    Each of ABS Capital, ABS Partners and the Managing Members has sole power to dispose or to direct the disposition of 0 shares.

                           (iv)     Shared power to dispose or to direct the disposition of:

                                    ABS Capital, ABS Partners and each of the Managing Members have shared power to dispose or to direct the disposition of 2,880,769 shares.

Item 5:           Ownership of Five Percent or Less of Class:
------            ------------------------------------------

                  Not applicable.


                                                          SCHEDULE 13G

-------------------------------------------------------                                   ------------------------------------------

CUSIP No.            04648K 10 5                                                          Page       10      of      15      Pages
           --------------------------------------                                               -----------     ------------
-------------------------------------------------------                                   ------------------------------------------

Item 6:           Ownership of More than Five Percent on Behalf of Another Person:
------            ---------------------------------------------------------------

                  Not applicable.


Item 7:           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
------            ---------------------------------------------------------------------------------------------------------
                  Parent Holding Company:
                  ----------------------

                  Not applicable.

Item 8:           Identification and Classification of Members of the Group:
------            ---------------------------------------------------------

                  Not applicable.

Item 9:           Notice of Dissolution of Group:
------            ------------------------------

                  Not applicable.

Item 10:          Certification:
-------           -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP No. 04648K 10 5                                        Page 11 of 15 Pages
---------------------                                        -------------------

                                   SIGNATURE
                                   ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                                    ---------

                                   Date: February 14, 2001

                                   ABS CAPITAL PARTNERS III, L.P.

                                   By:    ABS Capital Partners III, L.L.C.

                                   By:          *
                                      ----------------------------------------
                                         General Partner

                                   ABS CAPITAL PARTNERS III, L.L.C.

                                   By:          *
                                      ----------------------------------------
                                         General Partner

                                   By:          *
                                      ----------------------------------------
                                         Donald B. Hebb, Jr.

                                   By:          *
                                      ----------------------------------------
                                         Frederick L. Bryant

                                   By:          *
                                      ----------------------------------------
                                         Timothy T. Weglicki

                                   By:          *
                                      ----------------------------------------
                                         John D. Stobo, Jr.

                                   By:          *
                                      ----------------------------------------
                                         Andrew T. Sheehan

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                         ---------

                                   By: /s/ Charles Dieveney
                                      ----------------------------------------
                                           Charles Dieveney
                                           Attorney-in-Fact

---------------------                                        -------------------
CUSIP No. 04648K 10 5                                        Page 12 of 15 Pages
---------------------                                        -------------------


                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT
                                   ---------

               Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of common stock of At Road, Inc. by ABS Capital Partners III, L.P.

               This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

               EXECUTED as a sealed instrument this 14th day of February, 2001.

                                   ABS CAPITAL PARTNERS III, L.P.

                                   By:    ABS Capital Partners III, L.L.C.

                                   By:          *
                                      --------------------------------------
                                         General Partner

                                   ABS CAPITAL PARTNERS, L.L.C.

                                   By:          *
                                      --------------------------------------
                                         General Partner

                                   By:          *
                                      --------------------------------------
                                         Donald B. Hebb, Jr.

                                   By:          *
                                      --------------------------------------
                                         Frederick L. Bryant

                                   By:          *
                                      --------------------------------------
                                         Timothy T. Weglicki

                                   By:          *
                                      --------------------------------------
                                         John D. Stobo, Jr.

                                   By:          *
                                      --------------------------------------
                                         Andrew T. Sheehan

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                         ---------

                                   By: /s/ Charles Dieveney
                                      -----------------------------------
                                           Charles Dieveney
                                           Attorney-in-Fact

---------------------                                        -------------------
CUSIP No. 04648K 10 5                                        Page 14 of 15 Pages
---------------------                                        -------------------

                                                                       Exhibit 2
                                                                       ---------

                               POWER OF ATTORNEY
                               -----------------

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles Dieveney his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of ABS Capital Partners, L.P., ABS Partners, L.P., ABS Capital Partners II, L.P., ABS Partners II, L.L.C., ABS Capital Partners III, L.P., and ABS Capital Partners III, L.L.C. pursuant to
Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

---------------------                                        -------------------
CUSIP No. 04648K 10 5                                        Page 15 of 15 Pages
---------------------                                        -------------------

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2001.

                                   ABS CAPITAL PARTNERS, L.P.

                                   By:  ABS Partners L.P.

                                   By:  /s/ Timothy Weglicki
                                      -----------------------------------
                                       Timothy Weglicki
                                       General Partner

                                   ABS PARTNERS, L.P.

                                   By:   /s/ Timothy Weglicki
                                       ----------------------------------
                                       Timothy Weglicki
                                       General Partner

                                   ABS CAPITAL PARTNERS II, L.P.

                                   By:   ABS Partners II, L.L.C.

                                   By:   /s/ Donald B. Hebb, Jr.
                                       ----------------------------------
                                       Donald B. Hebb, Jr.
                                       Manager


                                   ABS PARTNERS II, L.L.C.

                                   By:   /s/ Donald B. Hebb, Jr.
                                       ----------------------------------
                                       Donald B. Hebb, Jr.
                                       Manager


                                   ABS CAPITAL PARTNERS III, L.P.

                                   By:   ABS Capital Partners III, L.L.C.

                                   By:   /s/ Andrew T. Sheehan
                                       ----------------------------------
                                       Andrew T. Sheehan
                                       Manager

---------------------                                        -------------------
CUSIP No. 04648K 10 5                                        Page 16 of 16 Pages
---------------------                                        -------------------


                                   ABS CAPITAL PARTNERS III, L.L.C.


                                   By:  /s/ Andrew T. Sheehan
                                       ----------------------------------------
                                       Andrew T. Sheehan
                                       Manager

                                   /s/ Donald B. Hebb, Jr.
                                   --------------------------------------------
                                   Donald B. Hebb, Jr.


                                   /s/ Frederick L. Bryant
                                   --------------------------------------------
                                   Frederick L. Bryant


                                   /s/ Timothy T. Weglicki
                                   --------------------------------------------
                                   Timothy T. Weglicki


                                   /s/ John D. Stobo, Jr.
                                   --------------------------------------------
                                   John D. Stobo, Jr.


                                   /s/ Andrew T. Sheehan
                                   --------------------------------------------
                                   Andrew T. Sheehan